EXHIBIT 10.1

Third Amendment to the
Amended and Restated Employment Agreement
Between Martin M. Koffel and URS Corporation

Whereas, Martin M. Koffel (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of September 5, 2003, which was amended by the First Amendment thereto effective December 7, 2006 and the Second Amendment thereto effective December 10, 2008 (as amended, the “Employment Agreement”); and

Whereas, the Employee and the Company wish to further amend the Employment Agreement to extend the term of employment and modify certain other provisions.

Now Therefore, the Employment Agreement is amended effective as of December 13, 2011 (the “Effective Date”), as follows:

A.           Section 1(g) of the Employment Agreement hereby is amended in its entirety to read as follows:

“(g)           Retirement of Employee.  The Employee’s employment shall terminate automatically on June 1, 2014, or such later date as the parties may mutually agree (the “Retirement Date”).”

B.           Under the terms of Section 3 of the Employment Agreement, commencing with the first day of the Company’s 2012 fiscal year, the Employee’s base salary shall be One Million One Hundred Thousand Dollars ($1,100,000), and the Employee’s target bonus percentage shall be one hundred fifty percent (150%).

C.           Section 4(b) of the Employment Agreement hereby is amended in its entirety to read as follows:

“(b)           Equity Grant.  On January 2, 2012, provided the Employee’s continuous service with the Company has not terminated prior to such date, the Employee shall be granted 200,000 shares of restricted stock under the Company’s 2008 Equity Incentive Plan, such grant to provide for: (i) vesting 50,000 of the shares on each of May 1, 2013 and May 1, 2014, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date; (ii) vesting 50,000 of the shares on each of May 1, 2013 and May 1, 2014, provided in each case that the Employee’s continuous service with the Company has not terminated prior to such vesting date and the Company has met its net income goal for the fiscal year immediately preceding such vesting date, as such net income goal is established by the Compensation Committee during the first quarter of such fiscal year, and as confirmed by the Compensation Committee after the audited financial results for such fiscal year have been prepared by the Company; (iii) with respect to shares granted pursuant to Section 4(b)(i) above, accelerated vesting of all unvested shares in the event of a termination of employment pursuant to Section 6(a)(iv), (v) or (vi) below; (iv) with respect to shares granted pursuant to Section 4(b)(ii) above, accelerated vesting of all unvested shares in the event of a termination of employment pursuant to Section 6(a)(vi) below but no accelerated vesting of any such shares in the event of a termination of employment pursuant to Section 6(a)(iv) or (v) below; and (v) other terms consistent with the last form of restricted stock grant most recently approved by the Compensation Committee on May 25, 2011.”

D.           Section 4(d) of the Employment Agreement hereby is amended to eliminate the clause that reads as follows:

“, together with an additional amount (the “Disability Insurance Gross-Up Payment”) such that after payment by the Employee of all income and employment taxes on the Disability Insurance Reimbursement Payment and the Disability Insurance Gross-Up Payment, the Employee retains an amount equal to the Disability Insurance Reimbursement Payment.”

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E.           Section 4(e) of the Employment Agreement hereby is amended to eliminate the clause that reads as follows:

“, together with an additional amount (the “Life Insurance Gross-Up Payment”) such that after payment by the Employee of all income and employment taxes on the Life Insurance Reimbursement Payment and the Life Insurance Gross-Up Payment, the Employee retains an amount equal to the Life Insurance Reimbursement Payment.”

F.           Section 4(f) of the Employment Agreement hereby is amended in its entirety to eliminate the references to “Life Insurance Gross-Up Payment” and “Disability Insurance Gross-Up Payment.”

G.           Section 6(a) of the Employment Agreement hereby is amended to replace clause (vi) as it appears therein with the following clause:

“(vi) within two (2) years following a Change in Control (as defined below) the resignation by the Employee for Good Reason (as defined below) or the termination of the Employee’s employment by the Company for any reason other than Cause; provided, that if any resignation or termination under clause (vi) occurs at any time that any of clauses (i) through (v) also apply, then the benefits and privileges associated with clause (vi) shall override such other provisions if and to the extent applicable to that resignation or termination.”

H.           Section 6(a)(2) of the Employment Agreement hereby is amended to replace the figure “five million dollars ($5,000,000)” with the figure “six million seven hundred fifty thousand dollars ($6,750,000).”

I.           Section 6 of the Employment Agreement hereby is amended to add subsection (d) to read as follows:

“(d)           Good Reason Definition.  For all purposes under this Agreement, the Employee shall have “Good Reason” for his resignation from employment with the Company if, without the Employee’s prior written consent, there is (i) a material reduction in the Employee’s Base Compensation or target bonus percentage; (ii) a material diminution in the Employee’s authority, duties, or responsibilities (which shall include, without limitation, (a) the Employee ceasing to be the chief executive officer, with all attendant authority and responsibilities, of the Company or any successor company through merger, reorganization or other restructuring; (b) the Company or any such successor Company ceasing to be a public company registered under the Securities Exchange of 1934, as amended; and (c) the Employee not being appointed or being removed as the chief executive officer, with all attendant responsibilities, of any other company that acquires a majority of the outstanding voting securities with the power to elect the board of directors of the Company or any such successor company); (iii) a material diminution in the budget over which the Employee retains authority; (iv) relocation of the Employee’s principal place of employment to a place that increases the Employee’s one-way commute by more than fifty (50) miles as compared to the Employee’s then-current principal place of employment immediately prior to such relocation; or (v) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement; provided, that in order to resign for Good Reason, the Employee must (1) provide written notice to the Company’s General Counsel within ninety (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the Employee’s resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Employee’s resignation from all positions he then holds with the Company is effective not later than ninety (90) days after the expiration of the cure period.”

J.           Section 7(b) of the Employment Agreement hereby is amended by eliminating the phrase “clause (vi) of.”

K.           Section 8 of the Employment Agreement hereby is amended in its entirety to read as follows:

“8.          Parachute Payments.

If any payments, distributions or other benefits by or from the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of

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Section 280G of the Code and the rules and regulations thereunder and, (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount,  reduction shall be made in the following manner:  first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code.  Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code.   Determination of whether the Payment would result in the application of the Excise Tax, and the amount of any reduction that is necessary so that the Payment equals the Reduced Amount shall be made, at the Company’s expense, by the independent accounting or other professional services firm employed by the Company prior to the date on which the Employee’s right to any Payment is triggered (if requested at that time by the Employee or the Company) or such other time as reasonably requested by the Employee or the Company.”

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this Third Amendment to the Employment Agreement, as of the Effective Date.

Martin M. Koffel

/s/ Martin M. Koffel

URS Corporation,
a Delaware corporation

/s/ Joseph Masters
Joseph Masters
Vice President and General Counsel

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